Exhibit 99.3

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 November 13, 2023

The Board of Directors

Standard BioTools Inc.

2 Tower Place, Suite 2000

South San Francisco, CA 94080

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 4, 2023, to the Board of Directors of Standard BioTools Inc. (“Standard BioTools”) as Annex B to, and reference to such opinion letter under the headings “Prospectus Summary – Opinion of Standard BioTools’ Financial Advisor”, “The Merger – Background of the Merger”, “The Merger – Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board”, “The Merger – Opinion of Standard BioTools Financial Advisor”, and “The Merger – Summary of Centerview Financial Analysis” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Standard BioTools and SomaLogic, Inc., which joint proxy statement/prospectus forms a part of the registration statement on Form S-4 of Standard BioTools (the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM

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